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                           ASSIX INTERNATIONAL INC.                EXHIBIT 11
                       CALCULATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

                                                                         THREE MONTHS                          NINE MONTHS
                                                                            ENDED                                 ENDED
                                                                           MARCH 31,                             MARCH 31,
                                                                     1995             1994                1995              1994
                                                                     ----             ----                ----              ----
PRIMARY EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE:
Net income (loss)                                                 $   58,935       $13,096,293        $(1,303,633)      $18,645,703
Add interest on long-term debt net of income taxes (a)
                                                                  ----------       -----------        -----------       -----------
Adjusted income (loss) applicable to common and                   $   58,935       $13,096,293        $(1,303,633)      $18,645,703
  common equivalent shares                                        ==========       ===========        ===========       ===========


Weighted average number of common and common
equivalent shares outstanding:
  Weighted average number of shares of common stock                4,666,866         4,666,866          4,666,866         4,666,866
   outstanding
  Common stock equivalents representing dilutive options

                                                                  ----------       -----------        -----------       -----------
Weighted average number of common and                              4,666,866         4,666,866          4,666,866         4,666,866
  common equivalent shares outstanding                            ==========       ===========        ===========       ===========


Income (loss) from continuing operations (after taxes)                $  .01           $  2.35            $  (.28)           $ 2.19
Extraordinary item                                                                         .46                                 1.81
                                                                      ------           -------            -------            ------
Primary earnings (loss) per common and common equivalent              $  .01           $  2.81            $  (.28)           $ 4.00
share                                                                 ======           =======            =======            ======

(a) Adjustment to net income (loss) has been shown net of tax effects which were calculated at 39% of the gross amount of the adjustment.
(b) Earnings (loss) per common and common equivalent share for the three months ended March 31, 1995, and 1994 have been computed based upon the weighted average number of common shares outstanding during the period. Common stock warrants and options are not considered in the computations because they are anti-dilutive in the aggregate.



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